Exhibit 10.1

AIRCRAFT PURCHASE AGREEMENT

Dated as of the 11 day of August, 2017

between

ME Aviation Services, LLC

as Seller,

and

Tempus Applied Solutions Holdings, Inc.

as Purchaser,

concerning six (6) Lockheed Corporation model L-1011 Tristar aircraft bearing

United States registration marks

N304CS

N405CS

N309CS

N705CS

N507CS

N703CS

and

manufacturer’s serial numbers

1157

1164

1165

1174

1186

1188

AIRCRAFT PURCHASE AGREEMENT

This AIRCRAFT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the __11th__ day of August, 2017 (the “Effective Date”), by and between Tempus Applied Solutions Holdings, Inc., having its office at471 McLaws Circle, Suite A, Williamsburg, VA 23185, The United States of America, and/or its assigns (“Purchaser”), and ME Aviation Services LLC, having its registered offices at 3033 5th Avenue, Suite 227, San Diego, CA 92103 (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns each Aircraft described and referred to herein;

WHEREAS, Purchaser desires to purchase each Aircraft from Seller.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I. DEFINITIONS

1.1	The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means (i) those certain Lockheed Corporation model L-1011 Tristar aircraft bearing the respective United States registration marks and manufacturer’s serial numbers more particularly described in Exhibit A attached hereto (each, an “Airframe”), together with the turbofan aircraft engines, bearing the respective manufacturer’s and model information, and serial numbers as more particularly described in Exhibit A attached hereto (each, an “Engine”), and the installed Auxiliary Power Units, bearing the respective manufacturer’s serial numbers more particularly described in Exhibit A attached hereto (each, an “APU”) (ii) all appurtenances, appliances, parts, avionics, instruments, components, accessions and furnishings pertaining thereto, (iii) loose equipment, accessories and other items, if any, specifically included on the Aircraft Specification or the Inventory Listing, and (iv) all Aircraft Documents.

“Aircraft Documents” means all documents and records relating to or required to be maintained with respect to an Aircraft, of any kind or nature, including, without limitation, all airframe, engine, and accessory logbooks, manuals, flight records, weight and balance manuals, tags, technical records, traceability records, task cards, information, overhaul records, maintenance records, maintenance contracts, computerized maintenance programs, airframe and aircraft component warranties and service plans (if any), engine warranties and service plans (if any), auxiliary power unit warranties and service plans (if any), avionics warranties and service plans (if any), wiring diagrams, drawings and data. “Aircraft Documents” shall not include any flight logs or records containing Seller’s confidential or proprietary information unrelated to the physical condition or maintenance of an Aircraft, including passenger manifests, pilot assignments or financial, tax or accounting records.

“Aircraft Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001, at a diplomatic conference in Cape Town, South Africa.

“Aircraft Specification” means the Aircraft Specification set forth in Exhibit A attached hereto.

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“Business Day” means a day on which banks are open for general business in London and New York.

“Cape Town Convention” means, collectively, the Convention and the Aircraft Protocol.

“Closing” means the consummation of the purchase and sale transaction of the Aircraft contemplated by this Agreement.

“Closing Date” means the date the Closing occurs.

“Contract of Sale” has the meaning given to it in the Convention.

“Convention” means the official English language text of the Convention on International Interests in Mobile Equipment, adopted on 16 November 2001, at a diplomatic conference in Cape Town, South Africa.

“Damage” means, in relation to an Aircraft, damage that requires a major repair within the definition of Appendix A or Appendix B of the FAR’s, Part 43, or the completion of an FAA Form 337, or for which an insurance claim is filed by Seller.

“Delivery Location” means Bruntingthorpe Aerodrome, Lutterworth, LE17 5QS, England or such other location in the United Kingdom as Purchaser, acting reasonably, may elect and to which Seller, acting reasonably, may consent.

“Delivery Receipt” means an Aircraft Delivery Receipt in the form of Exhibit D attached hereto.

“Escrow Agent” means Insured Aircraft Title Service, Inc., 4848 SW 36th Street, Oklahoma City, 73179, The United States of America.

“FAA” means the United States Federal Aviation Administration.

“FAA Bill of Sale” means an AC Form 8050-2 Aircraft Bill of Sale.

“FAR’s” means the Federal Aviation Regulations, as amended from time to time.

“Inspections” means Purchaser’s pre-purchase inspection of an Aircraft in accordance with Sections 3.2 and 3.4 hereof.

“Inspection Workscope” means those tests and inspections described on Exhibit B attached hereto.

“Inspection Facility” means the facilities at the Delivery Location.

“International Interest” has the meaning given to it in the Convention.

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“International Registry” means the international registry located in Dublin, Ireland, established pursuant to the Cape Town Convention.

“International Registry Procedures” means the official English language text of the Procedures of the International Registry issued by the supervisory authority thereof pursuant to the Cape Town Convention.

“International Registry Regulations” means the official English language text of the Regulations of the International Registry issued by the supervisory authority thereof pursuant to the Cape Town Convention.

“Inventory Listing” means an inventory of parts, loose equipment, engine covers, tool kits, and spares, if any, pertaining to an Airframe, Engine and/or APU to be prepared jointly by Purchaser and Seller during the Inspection as more particularly set out in Exhibit F.

“Lien” means any lien, mortgage, security interest, lease or other charge or encumbrance or claim or right of others, including, without limitation, rights of others under any engine or parts interchange, loan, lease, or pooling agreement and any International Interests.

“Parties” means the parties to this Agreement.

“Purchase Price” means the amount of Three Million Five Hundred Thousand and 00/100 United States Dollars (US$3,500,000.00), represented by the Shares.

“Report” means the report of discrepancies prepared by the Inspection Facility in connection with the Inspection.

“Shares” means [6,730,770] shares of the authorized share capital of Tempus Applied Solutions Holdings, Inc.

“Share Transfer Forms” means share transfer forms in respect of the transfer of title to the Shares.

“Technical Acceptance Letter” means a Technical Acceptance Letter in the form of Exhibit C attached hereto.

“Warranty Bill of Sale” means a Warranty Bill of Sale for each Aircraft in the form of Exhibit E attached hereto executed by Seller in favor of Purchaser (or Purchaser’s designee).

ARTICLE II. AGREEMENT TO BUY AND SELL

2.1	Agreement. For and in consideration of the Purchase Price, on the Closing Date, Seller shall sell and deliver each Aircraft to Purchaser, and Purchaser shall purchase and accept delivery of each Aircraft from Seller, on and subject to the terms and conditions set forth herein.

2.2	Appointment of Escrow Agent. The Parties hereby agree to appoint the Escrow Agent as document holder and stakeholder for the sale and purchase of each Aircraft. Purchaser and Seller shall each pay one-half (½) of the Escrow Agent’s fees and expenses.

2.3	Share Transfer Forms. Prior to the Effective Date, Purchaser shall transfer the Share Transfer Forms to the Escrow Agent. The Share Transfer Forms shall be held by the Escrow Agent to Purchaser’s order and subject further to the terms of this Agreement. Upon delivery by Purchaser to Seller of an executed Technical Acceptance Letter in respect of each Aircraft pursuant to Section 3.4.1 or Section 3.4.2, Escrow Agent shall release the Share Transfer Forms to Seller, except as otherwise set forth herein, and such release shall constitute and in all respects be deemed to satisfy Purchaser’s obligation to make payment of the Purchase Price to Seller.

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ARTICLE III. AIRCRAFT CONDITION AND INSPECTION

3.1	Aircraft Condition. Unless otherwise agreed to by Purchaser, it shall be a condition to Purchaser’s obligation to consummate the transaction contemplated herein that each Aircraft shall be delivered in conformance with the following conditions (collectively, the “Delivery Conditions”) on the Closing Date:

3.1.1	with good and marketable title, free and clear of all Liens other than Liens claimed by or through the Purchaser; and

3.1.2	equipped as specified in the Aircraft Specification and in the same condition as at the completion of the Inspection, normal wear and tear excepted; and

3.1.3	without further warranty or representation as to condition, as the Aircraft are otherwise sold in an “As Is – Where Is” condition.

3.1.4	Notwithstanding the foregoing, normal wear tear and cosmetic issues that do not materially impair the performance of an Aircraft shall be deemed to satisfy the Delivery Conditions.

3.2	Pre-Purchase Inspection. Each Aircraft and Aircraft Documents shall be subjected to a Pre-Purchase inspection to confirm that each Aircraft, its Engines and APU conform the Delivery Conditions as set forth on the Inspection Workscope (collectively, the “Inspections”). Provided, however, that the scope of the Inspections may by modified during the performance of the Inspections upon the recommendation of the Inspection Facility, with the consent of the Parties, such consent not to be unreasonably withheld. Prior to the commencement of the Inspections, Purchaser shall open a work order at the Inspection Facility, and arrange for and pay the flat rate cost of the Inspections and Purchaser shall cause to be delivered to Seller evidence of such payment in full such that no lien may be asserted by the Inspection Facility against any Aircraft for the flat rate cost of the Inspection. Purchaser and Seller shall have the right to have a representative present at the Inspection Facility during the Inspection.

3.3	Inspection Location and Commencement. The Inspection of each Aircraft shall be performed at the Inspection Facility. Within two (2) calendar days of the Seller and Purchaser signing this Agreement, or such other mutually acceptable date, Seller shall cause the delivery of each Aircraft and the Aircraft Documents to the Inspection Facility for the Inspections.

3.4	Technical Acceptance or Rejection. Within two (2) Business Days after completion of the Inspection and receipt of the final written Report from the Inspection Facility, Purchaser shall execute and deliver to Seller a Technical Acceptance Letter, and shall therein indicate, at Purchaser’s sole discretion and without any obligation:

3.4.1	Purchaser’s Acceptance of an Aircraft. Purchaser’s acceptance of an Aircraft in its condition “as is”; or

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3.4.2	Purchaser’s rejection of an Aircraft. Upon any rejection of an Aircraft, regardless of the cause thereof, the Share Transfer Forms shall be returned by the Escrow Agent to the Purchaser (unless Purchaser agrees otherwise in writing) and thereafter neither Party shall have any further liability to the other.

Purchaser’s failure to deliver a Technical Acceptance Letter within two (2) Business Days after completion of the Inspection and receipt of the final written Report from the Inspection Facility shall be deemed a Purchaser’s rejection of the relevant and all other Aircraft.

3.5	Intentionally Omitted.

3.6	Positioning of Aircraft for Delivery. After completion of the Inspection of an Aircraft and until Closing in respect of that Aircraft or earlier termination of this Agreement, Seller shall not operate that Aircraft for any purpose whatsoever, provided, however, that Seller shall be permitted to fly that Aircraft to the Delivery Location, if different from the Inspection Facility, as required hereby and to minimize any potential loss or damage that may result from any event or potential event of Force Majeure. Purchaser shall have the right to have up to two (2) representatives present on that Aircraft during the flight from the Inspection Facility to the Delivery Location.

ARTICLE IV. CLOSING PROCEDURES

4.1	Pre-Closing Obligations. Within three (3) Business Days of Purchaser’s acceptance of the Aircraft in accordance with Section 3.4.1 (which acceptance shall, for the avoidance of doubt, in all respects be at Purchaser’s sole discretion):

4.1.1	Seller shall pre-position or cause to be pre-positioned with the Escrow Agent:

4.1.1.1	an undated, but otherwise fully executed, Warranty Bill of Sale in respect of each Aircraft;

4.1.1.2	an undated, but otherwise fully completed and executed FAA Bill of Sale in respect of each Aircraft; and

4.1.1.3	releases or terminations of all Liens, if any, affecting title to any Aircraft or its Engines.

4.1.2	Purchaser shall pre-position with the Escrow Agent:

4.1.2.1	the Share Transfer Forms and Purchaser’s share of the Escrow Agent’s fees and expenses.

THE PRE-POSITIONING OF ANY DOCUMENT OR THE SHARE TRANSFER FORMS WITH THE ESCROW AGENT IS FOR THE CONVENIENCE OF THE PARTIES ONLY SO THAT THEY MAY BE RELEASED AT THE ORAL OR WRITTEN DIRECTION OF THE DEPOSITING PARTIES FOLLOWING SATISFACTION OF ANY CONDITIONS CONTAINED HEREIN, AND SHALL NOT BE CONSTRUED AS OR IMPLY ACCEPTANCE OF ANY AIRCRAFT OR CONVEYANCE OF TITLE THERETO, WHICH MAY ONLY OCCUR AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

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4.2	Conditions Precedent to Seller’s Obligations. Seller’s obligation to sell and deliver an Aircraft to Purchaser on the Closing Date shall be subject to the following conditions precedent:

4.2.1	at the time of Closing, Purchaser shall not be in breach or default of any of Purchaser’s obligations arising under this Agreement;

4.2.2	at the time of Closing, all of Purchaser’s representations set forth in Section 5.2 shall be true and accurate;

4.2.3	prior to the Closing, Purchaser shall have delivered the items identified in Section 4.1 required to be delivered by it;

4.2.4	Purchaser’s obligations expressed in Section 7.23 shall have been complied with;

4.2.5	Purchaser shall have performed and complied with all of the terms, conditions and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing; and

4.2.6	Purchaser shall have positioned with the Escrow Agent the Share Transfer Forms and Purchaser’s share of the Escrow Agent’s fees.

4.3	Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligation to purchase and accept delivery of an Aircraft from Seller on the Closing Date shall be subject to the following conditions precedent:

4.3.1	at the time of Closing, Seller shall not be in breach or default of any of Seller’s obligations arising under this Agreement;

4.3.2	at the time of Closing, all of Seller’s representations set forth in Section 5.1 shall be true and accurate as of the time of Closing;

4.3.3	prior to the Closing, Seller shall have delivered the items identified in Section 4.1 required to be delivered by it;

4.3.4       prior to the Closing, Seller shall have positioned the relevant Aircraft at the Delivery Location;

4.3.6	at the time of Closing, the relevant Aircraft shall be in the condition required by Section 3.1 of this Agreement unless waived in whole or in part by Purchaser in its sole discretion; and

4.3.7	Seller’s obligations expressed in Section 7.23 shall have been complied with.

4.4	Closing. The Closing shall occur within three (3) Business Days after all of the pre-closing obligations of the Parties under Section 4.1 have been performed, provided all the conditions set forth in Section 4.2 and Section 4.3 have been performed, satisfied or waived. At the time of the Closing, the Parties shall perform the following closing deliveries in the order presented, all of which collectively shall constitute the Closing:

4.4.1	the Parties shall confirm that all of the Aircraft are in position at the Delivery Location;

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4.4.2	if not already done, Purchaser shall position with the Escrow Agent the Share Transfer Forms, Purchaser’s share of the Escrow Agent’s escrow fees, and any additional amounts as may be due from Purchaser to Seller or to the Inspection Facility (if not already paid in full as confirmed by the Inspection Facility prior to Closing);

4.4.3	Seller shall simultaneously deliver possession of all of the Aircraft to the Purchaser at the Delivery Location;

4.4.4	subject to the terms of this Agreement, Purchaser shall accept delivery of all of the Aircraft from Seller at the Delivery Location, and shall simultaneously deliver to Seller a fully executed Delivery Receipt and either (i) such federal, state, county, local or other domestic authority sales, use or other similar taxes imposed on the sale, delivery or transfer of the Aircraft to Purchaser as may be due from Purchaser and which Seller is required by applicable law to collect, report and remit, or (i) a proper certificate of Purchaser’s exemption from any such taxes; and

4.4.5	Seller and Purchaser shall commence a conference call with Escrow Agent during which:

4.4.5.1	Escrow Agent shall confirm that the procedures set forth in Section 7.23 have been followed, that Priority Search Certificates from the International Registry addressed to Purchaser indicate that there is no International Interest registered on the International Registry with respect to any of the Aircraft and that the FAA records indicate that there are no Liens on any of the Aircraft, or, if there is, that Escrow Agent has been irrevocably authorized to discharge the same, and, if applicable, has received executed Lien releases to file with the applicable filing offices, each such action to occur contemporaneous with Closing;

4.4.5.2	Purchaser shall, concurrently with Seller’s instruction in Section 4.4.5.3, instruct the Escrow Agent to release the Share Transfer Forms to Seller;

4.4.5.3	Seller shall, concurrently with Purchaser’s instruction in Section 4.4.5.4, instruct the Escrow Agent to date and file any Lien releases with the applicable filing offices and to date and deliver the FAA Bills of Sale and Warranty Bills of Sale in respect of all of the Aircraft to Purchaser, which instruction Seller shall confirm to Escrow Agent is subject only to actual receipt by Seller of the Share Transfer Forms and such items as identified in Section 4.4.4 above. Seller’s obligations in this Section 4.4.5.3 shall be subject to any instructions to the Escrow Agent by any lien holder but which shall not in any event relieve Seller of its obligation to transfer that Aircraft to Purchaser free and clear of Liens; and

4.4.5.4	Purchaser and Seller shall authorize Escrow Agent, upon release of the FAA Bills of Sale and Warranty Bills of Sale to Purchaser, to file the FAA Bills of Sale with the FAA, and to register the Contract of Sale for all of the Aircraft and Engines, on the International Registry as set forth in paragraph 7.23 below.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.1	Seller’s Representations and Warranties. Seller hereby represents and warrants as follows:

5.1.1	Seller is a limited liability company, duly organized, validly existing, and in good standing; having the capacity to sue and be sued in its own name, having full power, legal right and authority to carry on its business as currently conducted, and to execute, deliver and perform the provisions of this Agreement;

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5.1.2	the execution, delivery, and performance by Seller of this Agreement, and the sale of each Aircraft, has been duly authorized by all necessary action on behalf of Seller and do not conflict with or result in any breach of any of the terms or constitute a default under any document, instrument, or agreement to which Seller is a party;

5.1.3	the person executing this Agreement on behalf of Seller has full power and authority to do so;

5.1.4	this Agreement constitutes the legal, valid and binding obligations of Seller and is enforceable against Seller in accordance with its terms, except as may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditors’ rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity;

5.1.5	at the time of the Closing, Seller shall convey to Purchaser good and marketable title to each Aircraft, free and clear of all Liens, except for any Liens created by Purchaser, and Seller will warrant and defend such title forever against all claims and demands whatsoever;

5.1.6	Seller has paid (or as applicable has collected and remitted to the proper taxing authorities) any and all taxes, fees, duties, penalties, charges, invoices, and statements: (i) arising from any purchase, sale, delivery, transfer, possessions, use, storage, operation, consumption, or registration of each Aircraft prior to the Closing; or (ii) which, if not paid or collected and remitted by Seller prior to Closing, could (as a result of the transactions contemplated by this Agreement, with the passage of time, or otherwise) result in a lien upon any of the assets acquired by Purchaser pursuant to this Agreement, or otherwise result in liability of the Purchaser therefor to a taxing authority or any other person or entity, regardless of whether any of the foregoing are not yet due, due or past due, known or unknown to Seller or Purchaser, or not yet imposed, levied or assessed against Seller or any of the Aircraft;

5.1.7	Seller has not entered into any agreement (other than this Agreement) pursuant to which Seller is or may be contractually and/or legally obligated to sell, lease, assign or otherwise transfer any of the Aircraft or any interest in any of the Aircraft to any party other than Purchaser;

5.1.8	Seller is not, and at the time of Closing will not be, (i) a person, (ii) a person controlling or controlled by an individual or entity, (iii) a person with a beneficial interest in an entity, or (iv) an agent for an individual or entity, any of which is named on the Office of Foreign Asset Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (the “SDN List”), nor is it prohibited from consummating the transactions contemplated hereunder because of any of the OFAC Sanction Programs, and

5.1.9	The Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares to be transferred to Seller pursuant to the Share Transfer Forms will be “restricted securities” as defined in Rule 144(a) under the Securities Act, and have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The stock certificate(s) representing the Shares shall be appropriately legended to reflect such restriction.

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5.2	Purchaser’s Representations and Warranties. Purchaser hereby represents and warrants as follows:

5.2.1	Purchaser is a limited liability company duly organized, validly existing, and in good standing, having the capacity to sue and be sued in its own name, having full power, legal right and authority to carry on its business as currently conducted, and to execute, deliver and perform the provisions of this Agreement;

5.2.2	the execution, delivery, and performance by Purchaser of this Agreement, and the acquisition of each Aircraft, has been duly authorized by all necessary action on behalf of Purchaser and do not conflict with or result in any breach of any of the terms or constitute a default under any document, instrument, or agreement to which Purchaser is a party;

5.2.3	the person executing this Agreement on behalf of Purchaser has full power and authority to do so;

5.2.4	this Agreement constitutes the legal, valid and binding obligations of Purchaser and is enforceable against Purchaser in accordance with its terms, except as may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditors’ rights generally and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity; and

5.2.5	Purchaser is not, and at the time of Closing will not be, (i) a person, (ii) a person controlling or controlled by an individual or entity, (iii) a person with a beneficial interest in an entity, or (iv) an agent for an individual or entity, any of which is named on the OFAC SDN List, nor is it prohibited from consummating the transactions contemplated hereunder because of any of the OFAC Sanction Programs.

ARTICLE VI. DISCLAIMER

6.1	DISCLAIMER AND LIMITATION OF LIABILITY. EXCEPT AS TO TITLE AND FREEDOM FROM LIENS OR ENCUMBRANCES, EACH AIRCRAFT AND EACH PART THEREOF IS BEING SOLD AND DELIVERED TO PURCHASER IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION AT TIME OF DELIVERY, WITHOUT ANY REPRESENTATION, WARRANTY OR GUARANTY OF ANY KIND BEING MADE OR GIVEN BY SELLER, ITS SHAREHOLDERS. DIRECTORS, MEMBERS, MANAGERS, OFFICERS, AGENTS, EMPLOYEES, ATTORNEYS OR ASSIGNS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE AND SELLER DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES WHETHER ARISING IN LAW, IN EQUITY, IN CONTRACT, OR IN TORT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, AIRWORTHINESS, DESIGN, CONDITION, OR FITNESS FOR A PARTICULAR USE. PURCHASER HEREBY WAIVES, RELEASES AND RENOUNCES ANY CLAIM (INCLUDING, WITHOUT LIMITATION, INCIDENTAL OR CONSEQUENTIAL DAMAGES) OR EXPENSE CAUSED BY AN AIRCRAFT OR BY PURCHASER’S LOSS OF USE THEREOF FOR ANY REASON WHATSOEVER, EXCEPT FOR ANY CLAIM ARISING OUT OF SELLER’S COVENANT OF TITLE AND FREEDOM FROM LIENS OR ENCUMBRANCES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SHALL NOT BE LIABLE OR RESPONSIBLE TO PURCHASER FOR ANY DEFECTS, EITHER PATENT OR LATENT IN AN AIRCRAFT, OR FOR ANY DIRECT OR INDIRECT DAMAGE TO PERSONS OR PROPERTIES RESULTING THEREFROM OR FOR PURCHASER’S LOSS OF USE OF OR A DIMINUTION IN VALUE OF THE AIRCRAFT OR FOR ANY INTERRUPTION IN PURCHASER’S BUSINESS CAUSED BY PURCHASER’S INABILITY TO USE AN AIRCRAFT FOR ANY REASON WHATSOEVER.

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6.2	UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOSS OF BUSINESS, LOSS OF USE OR ANY OTHER INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DELAY IN CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO SUCH DAMAGES.

ARTICLE VII. MISCELLANEOUS

7.1	Taxes. Purchaser shall bear (and shall indemnify Seller for and against) all sales, use, and other similar taxes that may be imposed by any federal, state, county, local, or other governmental authority as a result of the sale, delivery, or transfer of each Aircraft to Purchaser, except for any taxes imposed on or measured by Seller’s income.

7.2	Warranties and Maintenance Program Contracts. To the extent that any warranties and service plans from manufacturers, prior owners of each Aircraft, service providers or suppliers with respect to each Aircraft are still in effect and are assignable, all rights under such warranties and service plans are hereby assigned and transferred to Purchaser effective at the time of the Closing. Seller shall assist Purchaser in maintaining continuity of and transferring any such warranties and service plans, and shall execute whatever documents or agreements may be reasonably necessary or convenient to vest all rights under such warranties and service plans in Purchaser and to permit Purchaser to assert or process claims thereunder. All fees and costs of such transfers shall be paid by Purchaser. Without limiting the generality of the foregoing, effective upon the Closing, Seller hereby assigns to Purchaser:

7.2.1	all rights to enforce or compel performance under any such warranty or service plan;

7.2.2	all rights to receive any services, property, or moneys accruing or becoming due after the Closing Date pursuant to any such warranty or service plan, and to receive proceeds of any indemnity, guaranty, or collateral security with respect to any such warranty or service plan; and

7.2.3	all claims for damages arising out of or for breach or default under any such warranty or service plan, and all rights to exercise any remedy for breach or default under any such warranty or service plan that may be available under such warranty or service plan, at law, or in equity.

7.2.4	Notwithstanding the foregoing provisions, Seller represents to Purchaser that Aircraft have been maintained in storage pursuant to a manufacturers’ approved Maintenance Storage Program, and will be delivered in conformity with such program. There are no other Maintenance Program Contracts or Warranties in place with respect to the Aircraft, to the best of Seller’s information and belief.

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7.3	Intentionally Omitted. .

7.4	Risk of Loss, Damage or Destruction of Aircraft.

7.4.1	Risk of Loss. Title to, and risk of loss, injury, destruction or damage to each Aircraft, shall pass from Seller to Purchaser at the time that (i) the Share Transfer Forms are released to Seller, and (ii) the FAA Bills of Sale and Warranty Bills of Sale are released to Purchaser, and (iii) Seller delivers possession of each Aircraft to Purchaser.

7.4.2	Destruction or Damage. Notwithstanding any contrary provision of this Agreement, if at any time prior to the Delivery an Aircraft is destroyed or damaged, the Share Transfer Forms shall immediately be refunded to Purchaser, Seller shall reimburse Purchaser the sums expended by Purchaser in connection with the Inspection, if any, and any documented out of pocket costs expended by Purchaser in connection with the transactions contemplated hereby, and this Agreement shall terminate and be of no further force or effect. For purposes of this Section 7.4.2 the word “damaged” shall mean if (i) the total costs of properly repairing such damage prior to Closing, as determined by the Inspection Facility, would exceed the sum of US$50,000.00 or take more than thirty (30) calendar days to repair, or (ii) such damage if properly repaired would, in the sole opinion of Purchaser, adversely affect the value or marketability of that Aircraft, or (iii) after repair, such damage will result in operational limitations or adverse changes to the inspection or maintenance program for that Aircraft.

7.5	Default.

7.5.1	Seller’s Default. This Agreement may be terminated by Purchaser in the event of a breach by Seller of any provision of this Agreement which breach is not cured within five (5) Business Days of the delivery to Seller of written notice thereof from Purchaser or which breach by its nature cannot be cured prior to Closing. If Purchaser elects to terminate this Agreement under this Section 7.5.1, the Share Transfer Forms shall be immediately returned to Purchaser, Seller shall reimburse Purchaser upon Purchaser’s demand for the reasonable and documented out of pocket costs paid by Purchaser in connection with the Inspections and this transaction, and this Agreement shall be of no further force or effect. Purchaser acknowledges and represents that the above-referenced damages and reimbursements are a reasonable estimate of the damages that would be incurred by Purchaser in the event Seller defaults on Seller’s obligations under this Agreement. Purchaser’s rights to receive the above-referenced amounts shall be the sole and exclusive remedies available to Purchaser in the event Seller defaults on Seller’s obligations under this Agreement, and Purchaser waives any other remedies that may be available to Purchaser at law or in equity.

7.5.2	Purchaser’s Default. This Agreement may be terminated by Seller in the event of a breach by Purchaser of any provision of this Agreement which breach is not cured within five (5) Business Days of the delivery to Purchaser of written notice thereof from Seller or which breach by its nature cannot be cured prior to Closing. If Seller elects to terminate this Agreement under this Section 7.5.2, Purchaser shall pay US$1,000.00 ( One Thousand U.S. Dollars) (the “LD Amount”) to Seller as liquidated damages, Purchaser shall pay to the Inspection Facility any unpaid costs of the Inspections, and this Agreement shall be of no further force or effect. Seller acknowledges and represents that the liquidated damages amount provided for in this Section 7.5.2 is a reasonable estimate of the damages that would be incurred by Seller in the event Purchaser defaults on Purchaser’s obligations under this Agreement. Seller’s right to receive the LD Amount as liquidated damages and to require Purchaser to make payment to the Inspection Facility for any unpaid Inspection costs shall be the sole and exclusive remedies available to Seller in the event Purchaser defaults on Purchaser’s obligations under this Agreement, and Seller waives any other remedies that may be available to Seller at law or in equity.

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7.6	Force Majeure. The term “Force Majeure” means any cause beyond a Party’s reasonable control that prevents a Party from meeting its obligations under this Agreement, including, but not limited to, acts of God or the public enemy, acts of terrorism, war or other outbreak of hostilities, civil commotion, strikes, lockouts, and labor disputes (but excludes events described in Section 7.4.2, the remedies for of which are described therein). A Party shall promptly notify the other Party that it will be unable to perform its obligations hereunder due to a Force Majeure. In such event, the time for such Party’s performance shall be extended for the pendency of such event, provided, however, that should such non-performance extend beyond twenty (20) days, the unaffected Party may at its option terminate this Agreement upon written notice to the other Party. In such event, each Party shall pay its share of the Escrow Agent’s fees to the Escrow Agent; and the Escrow Agent shall return the Share Transfer Forms to Purchaser. Thereafter, neither Party shall have any obligation or liability to the other with respect to the subject matter of this Agreement, except that Purchaser shall remain liable for the cost of the Inspections (as a matter of clarification, excluding the cost of any repairs or improvements made on an Aircraft).

7.7	Amendments. The provisions of this Agreement may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by both Parties hereto.

7.8	Severability. Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9	Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party; provided that Purchaser shall have the right to assign this Agreement to an owner trustee(s) of a trust(s) established for registration purposes, or to an entity owned, controlled, or affiliated with Purchaser.

7.10	Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

7.11	Headings and References. The division of this Agreement into sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

7.12	Counterparts. This Agreement may be fully executed in two or more counterparts by each of the Parties hereto, such counterparts together constituting but one and the same instrument. Such counterparts may be exchanged via facsimile or other electronic transmission.

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7.13	Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by facsimile or email, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Purchaser:	Tempus Applied Solutions Holdings, Inc.
471 McLaws Circle, Suite A, Williamsburg, VA 23185, The United States of America
Attn: Mr Scott Terry
E-Mail: sterry@tempus-as.com

With copies to:	Groom & Cave, LLP
1570 The Alameda, Suite 100
San Jose, California 95126
Attn: Timothy H. Hopkins, Esq.
Phone: (408)-286-3300
E-Mail: thopkins@groomandcave.com

If to Seller:	ME Aviation Services, LLC
3033 5th Avenue, Suite 227
San Diego, CA 92103
Attn: Johan Claasen
Phone:
E-Mail: johan@claasengroup.com

With a copy to:	Davis & Boyd, LLC
1110 London St., Suite 201
Myrtle Beach, SC 29577
Attention: Reese R. Boyd III, Esq.
Phone: 843-839-9800
E-mail: reese@davisboydlaw.com

7.15	Attorney Fees. In the event it becomes necessary to enforce the terms of this Agreement by litigation or otherwise, the prevailing Party shall be entitled to recover its reasonable attorney fees and court costs, including any such fees or costs arising from subsequent appeals and efforts to execute on any judgment.

7.16	Non-Waiver. Any failure at any time of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or prejudice the right of such Party to enforce such provision at any subsequent time.

7.17	Entire Agreement. The Parties agree that the terms and conditions of this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements between the Parties, express or implied including, without limitation, any offer to purchase or letter of intent.

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7.18	Transaction Costs and Expenses. Except as otherwise set forth herein, each Party to this Agreement shall bear its own transaction costs and expenses, including, without limitation, any brokers’ commissions and/or attorneys’ fees. Purchaser and Seller shall each pay one-half (½) of Escrow Agent’s fees and expenses relating to the transactions contemplated hereby.

7.19	Survival. The representations, warranties, and indemnification obligations of Purchaser and Seller, if any, shall survive the Closing in perpetuity; provided, however, that any of the same pertaining to the condition of an Aircraft, if any, shall terminate at Closing.

7.20	Time is of the Essence. Time shall be of the essence for all events contemplated hereunder.

7.21	Further Assurances. Each of the Parties hereto covenants and agrees to execute such other and further documents relating to the matters set forth herein and to take or cause to be taken such other and further actions, as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement, and to consummate the transactions contemplated hereby.

7.22	Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions. Each of the Parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Oklahoma, Oklahoma County or the United States District Court for the Western District of Oklahoma located in Oklahoma City, Oklahoma; (b) consents to the jurisdiction and court rules in Oklahoma and such federal district court; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts.; and (d) agrees that service of any court paper may be effected on such Party by mail, or in such other manner as may be provided under applicable laws or court rules in Oklahoma and such federal district court.

7.23	Cape Town Convention.

7.23.1	Prior to the closing, Purchaser shall become a “transacting user entity” and Seller shall become a “transacting user entity” with the International Registry. Each of Purchaser and Seller shall bear its own expense in doing so.

7.23.2	Each Party shall provide to the other, as a condition to closing, evidence that it has been approved by the International Registry as a “transacting user entity” and has duly registered with, is authorized to make filings with and has received all approvals from the International Registry, and has appointed an “administrator” (as such term is defined and used in the International Registry Procedures and International Registry Regulations).

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7.23.3	Each Party shall, as a condition to closing, authorize Escrow Agent to act as, and shall designate Escrow Agent as, a “professional user entity” (as such term is defined and used in the International Registry Procedures and International Registry Regulations) to effect, amend, discharge and consent to registrations with respect to an Aircraft (including the airframe and the related engines) on its behalf. Neither Seller nor Purchaser shall revoke such authorization until after the earlier to occur of (i) registration of a Contract of Sale of an Aircraft with the International Registry following the Closing, or (ii) termination of this Agreement in accordance with its terms. Without Seller’s prior written consent, Purchaser and Purchaser’s lender shall not effect or cause to effect a prospective International Interest on an Aircraft (including the airframe and the related engines) and shall upon such registration of any such prospective International Interest take all necessary actions to discharge or cause to discharge such registration. Purchaser and Purchaser’s lender understand and agree that in no event shall Seller authorize the creation of any lien or other security interest to be created in an Aircraft (including the airframe and the related engines) prior to title passing to Purchaser.

7.23.4	Purchaser and Seller shall cooperate to cause Escrow Agent, as a professional user entity, to register a Contract of Sale of each Aircraft with the International Registry immediately after title passing to Purchaser. Seller and Purchaser each hereby expressly consents to the registration of the International Interest arising from the Contract of Sale with respect to each Aircraft (including the airframe and related engines).

7.23.5	Immediately prior to Closing, the Escrow Agent shall obtain a Priority Search Certificate (as such term is defined and used in the International Registry Procedures and the International Registry Regulations) from the International Registry with respect to each Aircraft (including the airframe and related engines) confirming that no prior International Interest exists that will not be otherwise discharged at Closing with respect to each Aircraft (including the relevant Airframe and related Engines). Any Priority Search Certificate obtained by the Escrow Agent from the International Registry with respect to an Aircraft shall identify the Purchaser and the Seller as having the benefit of the search.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned Parties have caused this Aircraft Purchase Agreement to be executed, delivered and effective as of the date first above written.

Seller:

ME Aviation Services, LLC,

By:
Name:	Johan Claasen
Title:	CEO

Purchaser:

Tempus Applied Solutions Holdings, Inc.,

By:
Name:	Mr Scott Terry
Title:	Authorised Signatory

CONSENT AND JOINDER OF ESCROW AGENT

Purchaser and Seller have appointed the Escrow Agent as document holder and stakeholder for the sale and purchase of each Aircraft, and the Escrow Agent accepts such appointment for and in consideration of escrow fees set out below. The Parties acknowledge that the Escrow Agent is acting as a document holder and stakeholder only, its duties being purely ministerial, at their request and for their convenience, that in such role the Escrow Agent shall not be deemed to be the agent or trustee for either of the Parties, and that the Escrow Agent shall not be liable to either of the Parties for any act or omission done in good faith unless it involves willful misconduct or gross negligence on its part. Escrow Agent confirms that the Share Transfer Forms are being held exclusively with respect to the sale of the Aircraft by Seller to Purchaser as contemplated by this Agreement and for no other transaction and no other person and to treat the Share Transfer Forms solely as Purchaser may direct in writing.

The undersigned does hereby consent to and join in the foregoing Agreement, hereby agreeing to act as the Escrow Agent and to perform and discharge all of the duties and obligations of the Escrow Agent as set forth in such Agreement strictly in accordance with the terms thereof.

The Escrow Fees shall be a total of US$[●], and Purchaser and Seller shall each be responsible for one-half (1/2) of said total.

Executed and delivered this ___ day of August, 2017.

Escrow Agent:

Insured Aircraft Title Service, Inc.

By:
Name:	[●]
Title:	[●]

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Exhibit A

AIRCRAFT SPECIFICATION

DESCRIPTION	AIRCRAFT 1	AIRCRAFT 2	AIRCRAFT 3	AIRCRAFT 4	AIRCRAFT 5	AIRCRAFT 6
Registered Owner	Aero Airtanker 1 LLC	Aero Airtanker 2 LLC	Aero Airtanker 4 LLC	Aero Airtanker 3 LLC	Aero Airmed 1 LLC	Aero Airtrans 1 LLC
General Description	Lockheed L-1011 TriStar	Lockheed L-1011 TriStar	Lockheed L-1011 TriStar	Lockheed L-1011 TriStar	Lockheed L-1011 TriStar	Lockheed L-1011 TriStar
Registration	N304CS	N405CS	N309CS	N705CS	N507CS	N703CS
Year of Manufacture
Airframe Serial Number	1157	1164	1165	1174	1186	1188
Engine 1 Description	RB211-524B	RB211-524B	RB211-524B	RB211-524B	RB211-524B	RB211-524B
Engine 2 Description	RB211-524B	RB211-524B	RB211-524B	RB211-524B	RB211-524B	RB211-524B
Engine 3 Description	RB211-524B	RB211-524B	RB211-524B	RB211-524B	RB211-524B	RB211-524B
Engine 1 Serial Number	14618	14751	14711	14752	14603	14769
Engine 2 Serial Number	14744	14746	14799	14712	14622	14754
Engine 3 Serial Number	14801	14855	14604	14630	14800	14804
APU Description
APU Serial Number	55276	55371	55214	55373	55376	860378

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Exhibit B

INSPECTION WORKSCOPE

The following terms shall govern the Pre-Purchase Inspection as set forth and provided for in Sections 3.2, 3.2, and 3.4:

(A) Purchaser, or Purchaser’s designated agent for performance of the Inspection, shall have full and unfettered access to the Aircraft. As necessary to accomplish the inspection, Purchaser may remove or open all necessary inspection plates, access doors, fairing, and cowling, as reasonably necessary to observer and/or assess all essential aircraft systems, and specifically, the following systems and/or Aircraft components:

(1) Skin—for deterioration, distortion, evidence of failure, or defective or insecure attachment of fittings.

(2) Systems and components—for improper installation, apparent defects, and unsatisfactory operation.

(3) Envelope, gas bags, ballast tanks, and related parts—for poor condition.

(4) Cabin and Cockpit Group:

(a) Generally—for uncleanliness and loose equipment that might foul the controls.

(b) Seats and safety belts—for poor condition and apparent defects.

(c) Windows and windshields—for deterioration and breakage.

(d) Instruments—for poor condition, mounting, marking, and (where practicable) improper operation.

(e) Flight and engine controls—for improper installation and improper operation.

(f) Batteries—for improper installation and improper charge.

(g) All systems—for improper installation, poor general condition, apparent and obvious defects, and insecurity of attachment.

(5) Engine and Nacelle Group:

(a) Engine section—for visual evidence of excessive oil, fuel, or hydraulic leaks, and sources of such leaks.

(b) Studs and nuts—for improper torqueing and obvious defects.

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(c) Internal engine—for cylinder compression and for metal particles or foreign matter on screens and sump drain plugs. If there is weak cylinder compression, for improper internal condition and improper internal tolerances.

(d) Engine mount—for cracks, looseness of mounting, and looseness of engine to mount.

(e) Flexible vibration dampeners—for poor condition and deterioration.

(f) Engine controls—for defects, improper travel, and improper safe tying.

(g) Lines, hoses, and clamps—for leaks, improper condition and looseness.

(h) Exhaust stacks—for cracks, defects, and improper attachment.

(i) Accessories—for apparent defects in security of mounting.

(j) All systems—for improper installation, poor general condition, defects, and insecure attachment.

(k) Cowling—for cracks, and defects.

(6) Landing Gear Group:

(a) All units—for poor condition and insecurity of attachment.

(b) Shock absorbing devices—for improper oleo fluid level.

(c) Linkages, trusses, and members—for undue or excessive wear fatigue, and distortion.

(d) Retracting and locking mechanism—for improper operation.

(e) Hydraulic lines—for leakage.

(f) Electrical system—for chafing and improper operation of switches.

(g) Wheels—for cracks, defects, and condition of bearings.

(h) Tires—for wear and cuts.

(i) Brakes—for improper adjustment.

(7) All components of the wing and center section assembly for poor general condition, skin deterioration, distortion, evidence of failure, or insecurity of attachment, including any anti-icing devices, for improper operation or obvious defects.

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(8) All components and systems that make up the complete empennage assembly for poor general condition, skin deterioration, distortion, evidence of failure, insecure attachment, improper component installation, and improper component operation.

(9) Radio Group:

(a) Radio and electronic equipment—for improper installation and insecure mounting.

(b) Wiring and conduits—for improper routing, insecure mounting, or obvious defects.

(c) Bonding and shielding—for improper installation and poor condition.

(d) Antenna including trailing antenna—for poor condition, insecure mounting, and improper operation.

(B)        Purchaser may otherwise inspect each installed miscellaneous item that is not otherwise covered by the above listing for improper installation or improper operation. However, and in NO CASE may Purchaser or Purchaser’s agent(s) engage in any inspection procedure or undertaking which is destructive in any manner to the aircraft, or from which it is not readily and immediately capable of restoring the Aircraft to its prior and Pre-Inspection condition.

(C)       This Exhibit B / Inspection Workscope is intended only to identify those Aircraft systems and components which Purchaser may review, assess, and/or inspect as part of the Pre-Purchase Inspection. It is not intended as any Representation or Warranty as to the condition or fitness of any Aircraft system or component for any purpose, and does not in any way alter the terms of this Aircraft Purchase Agreement which provide for the sale of the Aircraft in an “AS-IS / WHERE-IS” Condition.

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